Exhibit 99.1

For Immediate Release

Investor/Media Contact:  Dave Prichard

                               608-278-6141

Spectrum Brands Holdings Reports Fiscal 2015 Second Quarter Results

Reaffirms Outlook for 6th Consecutive Year of Record Performance in Fiscal 2015

Net Cash Provided from Operating Activities after Purchases of Property, Plant and Equipment (Free Cash Flow) Expected to Grow to Approximately $400 Million in Fiscal 2015 versus $359 Million in Fiscal 2014 and $254 Million in Fiscal 2013

Middleton, WI, April 29, 2015 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported fiscal 2015 second quarter results for the period ended March 29, 2015, and reiterated its outlook for a sixth consecutive year of record financial performance in fiscal 2015.

During the second quarter of fiscal 2015, Spectrum Brands announced the election of Andreas Rouvé as Chief Executive Officer, effective April 1.  The Company also completed the acquisitions of the IAMS and Eukanuba European pet food business and Salix Animal Health, the world’s largest vertically integrated dog treat company.

Fiscal 2015 Second Quarter Financial Highlights:

•

Net sales of $1.07 billion in the second quarter of fiscal 2015 increased 4.4 percent compared to $1.02 billion last year.  Excluding the negative impact of $54.8 million of foreign exchange, as well as acquisition sales of $71.8 million, net sales increased 2.8 percent from the prior year.  West Coast port delays negatively impacted net sales by $15.0 in the second quarter of fiscal 2015.

•	Net income of $27.8 million and diluted earnings per share of $0.52 in the second quarter of fiscal 2015 compared to net income of $33.8 million and diluted earnings per share of $0.64 in fiscal 2014.
•

Adjusted diluted earnings per share, a non-GAAP measure, of $0.69 in the second quarter of fiscal 2015 decreased from $0.72 last year due predominantly to the negative impact of foreign exchange and interest expense related to acquisitions.  See Table 4 for a reconciliation to GAAP earnings per share.

•

Adjusted EBITDA, a non-GAAP measure, of $159.1 million in the second quarter of fiscal 2015 increased 1.7 percent compared to $156.5 in fiscal 2014.    Excluding the negative impact of $22.2 million of foreign exchange, as well as acquisition EBITDA of $8.6 million, adjusted EBITDA of $172.7 million increased 10.4 percent versus the prior year’s quarter.  West Coast port delays negatively impacted adjusted EBITDA by $6.2 million in the second quarter of fiscal 2015.  See Table 5 for a reconciliation to GAAP net income.

•	Adjusted EBITDA margin, a non-GAAP measure, in the second quarter of fiscal 2015 of 14.9 percent decreased from 15.3 percent in the year-ago quarter due primarily to the unfavorable impacts of foreign exchange, acquisitions and port delays. See Table 5 for a reconciliation to GAAP net income.

“We reported another solid quarter, keeping us on track to deliver record performance in fiscal 2015,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings. “Our Home and Garden business delivered a record second quarter, and we saw strong volume growth in our HHI business, in Europe and Latin America. These results were achieved despite significant negative impacts from foreign exchange and West Coast port delays.

“Similar to the first quarter, our sales grew in the low to mid-single digit range on a constant currency basis and after adjusting for acquisitions and an unfavorable impact from the port delays.  Our gross margin held steady in the face of these challenges, and we are pleased that both reported and organic adjusted EBITDA increased in the quarter.

“We are executing well on our core sales growth strategies,” he said.  “They include leveraging our international footprint to enter more countries, expanding and serving more channels, and using our strong retailer relationships to launch more categories.  We benefit from a broad country and product portfolio mix and international sales organization.  Our Spectrum Value Model continues to be an effective global go-to-market strategy.

“At the same time, we are accelerating the pace of innovation across our businesses.  New products are being launched globally at a faster rate, enabling us in many cases to introduce higher price points and margins.  In addition, cost improvement savings were meaningful in the quarter, and we are pricing where we can to mitigate foreign currency and inflation impacts.  Our restructuring initiatives also help to offset foreign currency headwinds.

“The three accretive acquisitions in our HHI and Global Pet businesses – Tell, the IAMS and Eukanuba European pet food business and Salix Animal Health – were solid contributors in the quarter, and we are ahead of schedule on their integrations and realization of synergies.

“We continue to expect a sixth consecutive year of record results in fiscal 2015,” Mr. Rouvé said. “Our focus remains on growing our adjusted EBITDA and maximizing sustainable free cash flow.”

Fiscal 2015 Second Quarter Consolidated Financial Results

Net sales of $1.07 billion in the second quarter of fiscal 2015 increased 4.4 percent compared to $1.02 billion in fiscal 2014.  Excluding the negative impact of $54.8 million of foreign exchange, as well as acquisition sales of $71.8 million, net sales increased 2.8 percent from the prior year.  Port delays negatively impacted net sales by $15.0 in the second quarter of fiscal 2015.

Gross profit and gross profit margin in the second quarter of fiscal 2015 were $374.7 million and 35.1 percent, respectively, compared to $359.6 million and 35.2 percent, respectively, last year.  The slight gross profit margin percentage decrease was primarily due to the negative impact of foreign exchange.

Operating expenses of $286.3 million in the second quarter of fiscal 2015 compared to $267.0 million in the prior year. The increase was due to acquisition and integration related charges from costs related to the European pet food and Salix acquisitions, and higher general and administrative expenses and selling expenses due to improved net sales and an increase in stock compensation expense.

The Company reported GAAP net income of $27.8 million, or $0.52 diluted income per share, in the second quarter of fiscal 2015 on average diluted shares and common stock equivalents outstanding of 53.3 million. In fiscal 2014, the Company reported GAAP net income of $33.8 million, or $0.64 diluted income per share, on average diluted shares and common stock equivalents outstanding of 53.0 million. Adjusted for certain items in both fiscal years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $0.69 in fiscal 2015 compared to $0.72 in fiscal 2014.  The decrease was due predominantly to the negative impact of foreign exchange and acquisition-related interest expense.

Adjusted EBITDA, a non-GAAP measure, of $159.1 million in the second quarter of fiscal 2015 increased 1.7 percent compared to $156.5 million in fiscal 2014.  The HHI, small appliances, personal care, and home and garden businesses reported increased adjusted EBITDA quarter-over-quarter.  Excluding the negative impact of $22.2 million of foreign exchange, as well as acquisition EBITDA of $8.6 million, adjusted EBITDA of $172.7 million increased 10.4 percent versus the prior year’s quarter.     Port delays negatively impacted adjusted EBITDA by $6.2 million in the second quarter of fiscal 2015.    The reported adjusted EBITDA margin of 14.9 percent decreased compared to 15.3 percent last year due primarily to the unfavorable impacts of foreign exchange, acquisitions and port delays.  Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.  See Table 5 for a reconciliation to GAAP net income.

Fiscal 2015 First Half Consolidated Financial Results

Net sales of $2.13 billion in the first six months of fiscal 2015 compared to $2.12 billion for the same period in fiscal 2014.  Excluding the negative impact of $91.7 million of foreign exchange, as well as acquisition sales of $81.7 million, net sales of $2.14 billion in the first six months of fiscal 2015 increased 1.1 percent from the prior year.  Port delays negatively impacted net sales by $35.0 million in the first six months of fiscal 2015.

The Company reported GAAP net income of $77.6 million, or $1.46 diluted income per share, in the first six months of fiscal 2015 on average shares and common stock equivalents outstanding of 53.1 million. In the first half of fiscal 2014, the Company reported GAAP net income of $88.1 million, or $1.67 diluted income per share, on average shares and common stock equivalents outstanding of 52.8 million. Adjusted for certain items in both years’ first six months, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.75 in the first half of fiscal 2015 compared to $1.81 last year.

Fiscal 2015 first half adjusted EBITDA of $334.9 million compared to adjusted EBITDA in the first half of fiscal 2014 of $335.2 million.  Excluding the negative impact of $34.3 million of foreign exchange, as well as acquisition EBITDA of $9.6 million, adjusted EBITDA of $359.6 million increased 7.3 percent versus last year.  Port delays negatively impacted adjusted EBITDA by $15.7 million in the first half of fiscal 2015.  The reported adjusted EBITDA margin of 15.7 percent in the first half of fiscal 2015 compared to 15.8 percent in fiscal 2014.

Fiscal 2015 Second Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2015 second quarter net sales of $443.9 million versus $480.9 million in the year-ago quarter. Excluding the negative impact of $42.5 million of foreign exchange, fiscal 2015 second quarter net sales of $486.4 million increased 1.1 percent.  Port delays negatively impacted net sales by $4.2 million in the second quarter of fiscal 2015.  On a constant currency basis, higher net sales for the personal care and small appliances product categories more than offset lower battery revenues.

Global battery net sales of $181.8 million in the second quarter of fiscal 2015 compared to $211.4 million in the second quarter of fiscal 2014.  Excluding the negative foreign exchange impact of $20.3 million, fiscal 2015 second quarter net sales of $202.1 million decreased 4.4 percent. North American battery net sales decreased due primarily to continued competitor discounting and a retail customer bankruptcy.  In Europe, VARTA® battery net sales growth on a constant currency basis was attributable to new retail customers and increased volumes. Latin American battery revenues also increased on a constant currency basis.

Net sales for the global personal care product category of $110.5 million in the second quarter of fiscal 2015 compared to $117.0 million last year.  Excluding the negative impact of $11.1 million of foreign exchange, fiscal 2015 second quarter net sales of $121.6 million increased 3.9 percent.  Port delays negatively impacted net sales by $2.1 million in the second quarter of fiscal 2015.  On a constant currency basis, strong growth in shaving and grooming in North America and in Latin America from shaving and hair care and new retail customers more than offset slightly lower European revenues.

Net sales of $151.6 million in the global small appliances product category in the second quarter of fiscal 2015 compared to $152.5 million in the year-ago quarter.  Excluding the negative impact of $11.1 million of foreign exchange, fiscal 2015 second quarter net sales of $162.7 million increased 6.7 percent.  Port delays negatively impacted net sales by $1.7 million in the second quarter of fiscal 2015.  Revenues grew at a double-digit rate on a constant currency basis in Europe and Latin America,  while North American sales were essentially unchanged.

With segment net income, as adjusted, of $37.9 million versus $35.7 million in the prior year, the Global Batteries & Appliances segment reported adjusted EBITDA of $57.1 million in the second quarter of fiscal 2015 versus $61.2 million in the year-ago quarter.  Excluding the negative impact of $18.8 million of foreign exchange, adjusted EBITDA of $75.9 million in the second quarter of fiscal 2015 grew 24.0 percent.  Port delays negatively impacted adjusted EBITDA by $1.3 million in the second quarter of fiscal 2015.  See Table 5 for a reconciliation to GAAP net income.

Hardware & Home Improvement

The Hardware & Home Improvement (HHI) segment net sales of $289.4 million in the second quarter of fiscal 2015 increased 8.4 percent compared to $266.9 million in the prior year’s quarter.  The revenue increase was driven by growth in the U.S. residential security and plumbing categories, along with incremental sales of $9.3 million from the Tell Manufacturing acquisition. Excluding the negative impact of foreign exchange of $4.6 million, net sales of $294.0 million increased 10.2 percent in the second quarter of fiscal 2015.  Port delays negatively impacted net sales by $7.8 million in the second quarter of fiscal 2015.

The segment reported net income, as adjusted, of $32.4 million in the second quarter of fiscal 2015 compared to $31.9 million in the prior year’s second quarter.  Adjusted EBITDA in the second quarter of fiscal 2015 of $45.7 million compared to $45.3 million last year.  Excluding the negative impact of foreign exchange of $2.5 million, adjusted EBITDA of $48.2 million in the second quarter of fiscal 2015 increased 6.4 percent.  Port delays negatively impacted adjusted EBITDA by $3.9 million in the second quarter of fiscal 2015.  See Table 5 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $209.8 million in the second quarter of fiscal 2015 compared to $159.4 million last year.  The increase was driven by acquisition-related revenues of $62.6 million. Excluding the negative impact of foreign exchange of $7.7 million, as well as the acquisition revenues, fiscal 2015 second quarter net sales were $154.9 million. Port delays negatively impacted net sales by $3.0 million.  The decrease was attributable to continued aquatics category softness in North America while lower companion animal sales were negatively impacted by port delays, partially offset by growth in Europe.

Segment net income, as adjusted, was $12.6 million in the second quarter of fiscal 2015 versus $19.4 million in the second quarter of fiscal 2014.  Second quarter adjusted EBITDA of $30.9 million increased from $28.5 million in fiscal 2014 due to the acquisitions. Excluding the negative impact of foreign exchange of $0.8 million, adjusted EBITDA in the second quarter of fiscal 2015 of $31.7 million increased 11.2 percent.  Port delays negatively impacted adjusted EBITDA by $1.0 million in the second quarter of fiscal 2015.  See Table 5 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported record second quarter results.  Fiscal 2015 second quarter net sales of $123.9 million increased 8.2 percent compared to $114.5 million in the year-ago quarter.  The net sales improvement in the lawn and garden controls, repellents and household controls categories was attributable to retail distribution gains and strong POS which drove replenishment orders.

The segment reported fiscal 2015 second quarter net income, as adjusted, of $28.0 million versus $22.8 million in the prior year’s quarter.  Record second quarter adjusted EBITDA of $31.5 million increased 19.3 percent versus $26.4 million a year ago. The fiscal 2015 second quarter adjusted EBITDA margin of 25.4 percent compared to 23.1 percent in the prior year. See Table 5 for a reconciliation to GAAP net income.

Liquidity and Debt

Spectrum Brands completed its fiscal 2015 second quarter on March 29, 2015 with a solid liquidity position, including a cash balance of approximately $88 million and $42 million drawn on its $400 million ABL facility.  During the second quarter of fiscal 2015, Spectrum Brands used proceeds from term debt and senior unsecured notes issued in the first quarter to make acquisitions and fund working capital.  As of the end of the fiscal 2015 second quarter, the Company had approximately $3,376 million of debt outstanding.

Fiscal 2015 Outlook

Spectrum Brands reiterated expectations for fiscal 2015 net sales, as reported, to increase in the low to mid-single digit range compared to fiscal 2014, including the positive impact of the acquisitions of Tell Manufacturing on October 1, 2014, the European pet food business on December 31, 2014 and Salix Animal Health on January 16, 2015, along with an anticipated negative impact from foreign exchange of approximately 5 percent to 6 percent.

Fiscal 2015 free cash flow is projected to be approximately $400 million compared to $359 million in fiscal 2014 and $254 million in fiscal 2013.  See Table 6 for a reconciliation to GAAP Cash Flow from Operating Activities. Fiscal 2015 free cash flow is expected to be negatively impacted by foreign exchange, a modest increase in capital expenditures and the restructuring initiatives. Capital expenditures, which were $73 million in fiscal 2014, are expected to be in the range of $75 million to $85 million. These incremental investments are expected to increase both the Company’s margin structure and accelerate its organic sales growth rate in future years.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, April 29.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 20252729.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, May 14.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®,

Black+Decker®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Spectrum

Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 4, “Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and see attached Table 5, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and six months ended March 29, 2015 versus the three months and six months ended March 30, 2014.  See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Forecasted Net Cash provided from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2015 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisition and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three and six month periods ended March 29, 2015 and March 30, 2014

(Unaudited)

($ in millions, except per share amounts)

	THREE MONTHS			SIX MONTHS

	F2015	F2014	INC %	F2015	F2014	INC %
Net sales	$1,067.0	$1,021.7	4.4%	$2,134.8	$2,122.3	0.6%
Cost of goods sold	692.1	661.0		1,389.5	1,378.7
Restructuring and related charges	0.2	1.1		0.4	2.8
Gross profit	374.7	359.6	4.2%	744.9	740.8	0.6%

Selling	173.1	165.7		332.9	329.9
General and administrative	84.3	75.9		152.6	148.9
Research and development	12.8	12.3		24.0	23.1
Acquisition and integration related charges	11.9	6.3		20.0	11.8
Restructuring and related charges	4.2	6.8		11.4	9.5
Total operating expenses	286.3	267.0		540.9	523.2
Operating income	88.4	92.6		204.0	217.6
Interest expense	49.2	47.4		93.6	104.4
Other expense, net	3.2	0.8		3.9	1.6
Income from continuing operations before income taxes	36.0	44.4		106.5	111.6
Income tax expense	8.1	10.5		28.6	23.3
Net income	27.9	33.9		77.9	88.3
Less: Net income attributable to non-controlling interest	0.1	0.1		0.3	0.2
Net income attributable to controlling interest	$27.8	$33.8		$77.6	$88.1
Average shares outstanding (a)	53.3	52.7		53.0	52.6

Basic income per share attributable to controlling interest	$0.52	$0.64		$1.46	$1.68

Average shares and common stock equivalents outstanding (a)	53.3	53.0		53.1	52.8

Diluted income per share attributable to controlling interest	$0.52	$0.64		$1.46	$1.67

Cash dividends declared per common share	$0.33	$0.30		$0.63	$0.55

(a)	Per share figures calculated prior to rounding.

Table 2

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

For the six month periods ended March 29, 2015 and March 30, 2014

(Unaudited)

($ in millions)

	SIX MONTHS ENDED
	2015	2014
Cash flows from operating activities:
Net income	$77.9	$88.3
Adjustments to reconcile net income to net cash used by operating activities, net of effects of acquisitions:
Depreciation	37.1	36.5
Amortization of intangibles	41.7	40.7
Amortization of unearned restricted stock compensation	19.4	17.9
Amortization of debt issuance costs	5.1	5.2
Non-cash increase to cost of goods sold due to acquisitions inventory step up	3.0	—
Write off unamortized discount on retired debt	—	2.8
Write off of debt issuance costs	—	6.4
Other non-cash adjustments	7.2	3.4
Net changes in operating assets and liabilities	(371.7)	(356.8)
Net cash used by operating activities	(180.3)	(155.6)
Cash flows from investing activities:
Purchases of property, plant and equipment	(29.9)	(36.8)
Acquisition of Tell Manufacturing, net of cash acquired	(29.2)	—
Acquisition of European IAMS and Eukanuba, net of cash acquired	(116.0)	—
Acquisition of Salix Animal Health, net of cash acquired	(147.5)	—
Acquisition of Liquid Fence, net of cash acquired	—	(25.3)
Proceeds from sales of property, plant and equipment	1.2	—
Other investing activities	(0.9)	(0.1)
Net cash used by investing activities	(322.3)	(62.2)
Cash flows from financing activities:
Proceeds from issuance of Term Loan, net of discount	—	523.7
Proceeds from issuance of 6.125% Notes	250.0	—
Proceeds from Euro Term Loan Tranche B	185.4	—
Payment of senior credit facilities, excluding ABL revolving credit facility	(15.2)	(530.8)
Debt issuance costs	(6.9)	(5.4)
Other debt financing, net	(0.1)	11.6
Reduction of other debt	(3.6)	(1.6)
ABL revolving credit facility, net	42.0	167.5
Cash dividends paid	(33.5)	(29.0)
Treasury stock purchases	(8.5)	(4.5)
Share based tax withholding payments, net of proceeds upon vesting	(1.9)	(26.5)
Net cash provided by financing activities	407.7	105.0
Effect of exchange rate changes on cash and cash equivalents	(11.9)	(1.1)
Net decrease in cash and cash equivalents	(106.8)	(113.9)
Cash and cash equivalents, beginning of period	194.6	207.3
Cash and cash equivalents, end of period	$87.8	$93.4

Table 3

SPECTRUM BRANDS HOLDINGS, INC.

Supplemental Financial Data

As of and for the three and six month periods ended March 29, 2015 and March 30, 2014

(Unaudited)

($ in millions)

Supplemental Financial Data	F2015	F2014
Cash and cash equivalents	$87.8	$93.4
Trade receivables, net	$494.8	$525.2
Days Sales Outstanding (a)	38.8	43.0
Inventory	$814.0	$725.9
Inventory Turnover (b)	3.8	4.0
Total debt	$3,376.1	$3,429.5

	THREE MONTHS		SIX MONTHS

Supplemental Cash Flow Data	F2015	F2014	F2015	F2014
Depreciation and amortization, excluding amortization of debt issuance costs	$53.7	$50.5	$98.2	$95.1
Capital expenditures	$15.7	$20.9	$29.9	$36.8

	THREE MONTHS		SIX MONTHS

Supplemental Segment Sales & Profitability	F2015	F2014	F2015	F2014
Net Sales
Global Batteries & Appliances	$443.9	$480.9	$1,080.4	$1,140.2
Hardware & Home Improvement	289.4	266.9	560.6	545.3
Global Pet Supplies	209.8	159.4	330.4	288.5
Home and Garden	123.9	114.5	163.4	148.3
Total net sales	$1,067.0	$1,021.7	$2,134.8	$2,122.3

Segment Profit
Global Batteries & Appliances	$41.8	$44.2	$138.4	$141.4
Hardware & Home Improvement	37.3	34.8	76.1	74.8
Global Pet Supplies	18.7	20.6	24.4	33.6
Home and Garden	28.3	23.1	31.1	21.9
Total segment profit	126.1	122.7	270.0	271.7

Corporate	21.4	15.9	34.2	30.0
Acquisition and integration related charges	11.9	6.3	20.0	11.8
Restructuring and related charges	4.4	7.9	11.8	12.3
Interest expense	49.2	47.4	93.6	104.4
Other expense, net	3.2	0.8	3.9	1.6
Income from continuing operations before income taxes	$36.0	$44.4	$106.5	$111.6

(a)	Reflects actual days sales outstanding at end of period.

(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share

For the three and six month periods ended March 29, 2015 and March 30, 2014

(Unaudited)

	THREE MONTHS				SIX MONTHS

	F2015		F2014		F2015		F2014
Diluted income per share, as reported	$0.52		$0.64		$1.46		$1.67
Adjustments, net of tax:
Acquisition and integration related charges	0.15	(a)	0.08	(b)	0.24	(c)	0.15	(d)
Restructuring and related charges	0.05	(e)	0.09	(f)	0.14	(e)	0.15	(f)
Debt refinancing costs	—		—		—		0.14	(g)
Income taxes	(0.08)	(h)	(0.09)	(i)	(0.16)	(h)	(0.30)	(i)
Purchase accounting inventory adjustment	0.03	(j)	—		0.04	(k)	—
Other	0.02	(l)	—		0.03	(m)	—
	0.17		0.08		0.29		0.14

Diluted income per share, as adjusted	$0.69		$0.72		$1.75		$1.81

(a) For the three months ended March 29, 2015, reflects $7.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.7 million related to the acquisition of Proctor & Gamble's European pet food business consisting of the IAMS and Eukanuba brands ("European IAMS and Eukanuba"); (ii) $3.3 million related to the acquisition of Salix Animal Health LLC ("Salix"); (iii) $2.0 million related the acquisition of the HHI Business; (iv) $0.4 million related to the acquisition of Tell Manufacturing ("Tell"); (v) $0.2 million related to the acquisition of The Liquid Fence Company ("Liquid Fence"); and (vi) $(0.9) million related to other acquisition activity.

(b) For the three months ended March 30, 2014, reflects $4.1 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.4 million related to the acquisition of the HHI Business; (ii) $0.8 million related to the acquisition of Liquid Fence; and (iii) $0.9 million related to the acquisition of Shaser and other acquisition activity.

(c) For the six months ended March 29, 2015, reflects $13.0 million, net of tax, of Acquisition and integration related charges, as follows: (i) $3.3 million related to the acquisition of European IAMS and Eukanuba; (ii) $3.3 million related to the acquisition of Salix; (iii) $4.0 million related the acquisition of the HHI Business; (iv) $0.7 million related to the acquisition of Tell; (v) $0.8 million related to the acquisition of Liquid Fence; and (vi) $0.9 million related to other acquisition activity.

(d) For the six months ended March 30, 2014, reflects $7.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $5.1 million related the acquisition of the HHI Business; (ii) $1.1 million related to the acquisition of Tell; and (iii) $1.5 million related to the acquisition of Shaser and other acquisition activity.

(e) For the three and six months ended March 29, 2015, reflects $2.9 million and $7.7 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013 and the HHI Business Rationalization Initiatives announced in Fiscal 2014.

(f) For the three and six months ended March 30, 2014, reflects $5.1 million and $8.0 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013.

(g) For the six months ended March 30, 2014, reflects $7.3 million, net of tax, related to financing fees and the write-off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan.

(h) For the three and six months ended March 29, 2015, reflects adjustments to income tax expense of $(4.4) million and $(8.7) million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(i) For the three and six months ended March 30, 2014, reflects adjustments to income tax expense of $(5.0) million and $(15.8) million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(j) For the three months ended March 29, 2015, reflects a $1.4 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisitions of European IAMS and Eukanuba and Salix.

(k) For the six months ended March 29, 2015, reflects a $2.0 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisitions of European IAMS and Eukanuba, Salix and Tell.

(l) For the three months ended March 29, 2015, reflects adjustments of $1.1 million, net of tax, for costs related to a severance and transition agreement entered into with a key executive.

(m) For the six months ended March 29, 2015, reflects adjustments of $1.8 million, net of tax, for costs related to a key executive onboarding, accelerated amortization of stock compensation related to a retention agreement with a key executive and a severance and transition agreement entered into with a another key executive.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month period ended March 29, 2015

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$38.0	$32.2	$12.6	$28.0	$(83.0)	$27.8
Net income (loss) attributable to non-controlling interest	(0.1)	0.2	—	—	—	0.1
Net income (loss), as adjusted (a)	37.9	32.4	12.6	28.0	(83.0)	27.9
Income tax expense	—	—	—	—	8.1	8.1
Interest expense	—	—	—	—	49.2	49.2
Acquisition and integration related charges	1.0	2.7	3.9	0.3	4.0	11.9
Restructuring and related charges	0.7	1.3	2.3	0.1	—	4.4
Purchase accounting inventory fair value adjustment	—	—	2.2	—	—	2.2
Other (b)	—	—	—	—	1.7	1.7

Adjusted EBIT	39.6	36.4	21.0	28.4	(20.0)	105.4
Depreciation and amortization (c)	17.5	9.3	9.9	3.1	13.9	53.7
Adjusted EBITDA	$57.1	$45.7	$30.9	$31.5	$(6.1)	$159.1

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates costs associated with a transition agreement with a key executive.
(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the six month period ended March 29, 2015

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$126.4	$70.4	$15.4	$28.8	$(163.4)	$77.6
Net (income) loss attributable to non-controlling interest	(0.2)	0.5	—	—	—	0.3
Net income (loss), as adjusted (a)	126.2	70.9	15.4	28.8	(163.4)	77.9
Income tax expense	—	—	—	—	28.6	28.6
Interest expense	—	—	—	—	93.6	93.6
Acquisition and integration related charges	2.6	4.5	4.3	2.2	6.4	20.0
Restructuring and related charges	5.5	1.5	4.4	0.1	0.3	11.8
Purchase accounting inventory fair value adjustment	—	0.8	2.2	—	—	3.0
Other (b)	—	—	—	—	1.8	1.8

Adjusted EBIT	134.3	77.7	26.3	31.1	(32.7)	236.7
Depreciation and amortization (c)	34.9	20.0	17.6	6.4	19.3	98.2
Adjusted EBITDA	$169.2	$97.7	$43.9	$37.5	$(13.4)	$334.9

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates to onboarding costs for a key executive and costs associated with a transition agreement with another executive.
(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month period ended March 30, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$35.8	31.7	$19.4	$22.8	$(75.9)	$33.8
Net income (loss) attributable to non-controlling interest	(0.1)	0.2	—	—	—	0.1
Net income (loss), as adjusted (a)	35.7	31.9	19.4	22.8	(75.9)	33.9
Income tax expense	—	—	—	—	10.5	10.5
Interest expense	—	—	—	—	47.4	47.4
Acquisition and integration related charges	2.8	1.4	—	0.3	1.8	6.3
Restructuring and related charges	4.9	2.0	1.0	—	—	7.9

Adjusted EBIT	43.4	35.3	20.4	23.1	(16.2)	106.0
Depreciation and amortization (b)	17.8	10.0	8.1	3.3	11.3	50.5
Adjusted EBITDA	$61.2	$45.3	$28.5	$26.4	$(4.9)	$156.5

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the six month period ended March 30, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$129.1	$67.1	$31.9	$21.5	$(161.5)	$88.1
Net loss attributable to non-controlling interest	(0.3)	0.5	—	—	—	0.2
Net income (loss), as adjusted (a)	128.8	67.6	31.9	21.5	(161.5)	88.3
Income tax expense	—	—	—	—	23.3	23.3
Interest expense	—	—	—	—	104.4	104.4
Acquisition and integration related charges	4.7	3.6	—	0.3	3.2	11.8
Restructuring and related charges	7.2	3.1	1.3	—	0.7	12.3

Adjusted EBIT	140.7	74.3	33.2	21.8	(29.9)	240.1
Depreciation and amortization (b)	34.7	20.7	15.7	6.1	17.9	95.1
Adjusted EBITDA	$175.4	$95.0	$48.9	$27.9	$(12.0)	$335.2

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Included within depreciation and amortization is amortization of stock based compensation.

Table 6

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow

For the year ending September 30, 2015

(Unaudited)

($ in millions)

Forecasted range:

Net Cash provided from Operating Activities	$475 - 485
Purchases of property, plant and equipment	(75) - (85)
Free Cash Flow	$400